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Exhibit 10.10

[RCG LOGO]	5635 E. Thomas Road Phoenix, Az. 85018 (480) 675-0400 (480) 675-0480 mramras@rcgonline.com

July 5, 2002

Mr. Pat O'Neal
President and CEO
Sento Corporation
808 East Utah Valley Drive
American Fork, UT 84003

Dear Pat,

Obviously, everyone at RCG is extremely pleased that we will continue representing Sento going forward. While, your initial six months at Sento has certainly not been without significant challenges, we know you are on the right track and fully support your efforts to grow the Company to the next level. Knowing you as I do, I believe we both possess similar conviction to the opportunity that exists within Sento and as we continue with our joint efforts, I am highly confident we will ultimately reap the rewards from our hard work.

With regard to our conversation and verbal agreement, this letter outlines the continuing engagement of RCG as exclusive Financial Relations Consultants to Sento Corporation.

Referencing paragraph (a) Financial Relations Compensation Attachment of such Agreement, Sento agrees to continue paying RCG $6,500 as Base Cash Compensation, payable monthly for services rendered along with reimbursement of expenses as described and detailed in the original engagement agreement dated May 16, 2001.

Referencing paragraph (c) of the Financial Relations Compensation Attachment, the equity compensation and other option elements shall remain as per the terms and conditions of the original engagement agreement and as amended on November 19, 2001.

Upon your affirmation of this amendment, both RCG and Sento acknowledge and agree to renew the original agreement as detailed in this letter and that all other terms, provisions and conditions of the original engagement agreement shall remain in effect and shall continue to govern the on-going consulting relationship between RCG and Sento Corporation for an engagement term of six (6) months commencing July 1, 2002.

Additionally, as I mentioned when we spoke, we firmly believe it would be beneficial for us to get together as soon as your schedule permits. Our objective is to detail some of the specifics we have in mind regarding the campaign for the remainder of the year as well as rework the PowerPoint road show presentation. We anticipate much more effort will be expended toward getting you in front of new contacts on a face-to-face basis and as you would suspect, this will require considerable planning and coordination of schedules to make it happen. We would like to have yourself and any other members of your management team you deem appropriate to spend a full day at RCG to finalize our planning for at least the remainder of the year. We have tentatively penciled into the calendar July 25th or the 26th. Please let us know as soon as possible if that would work with schedule.

Thanks again for the opportunity to continue representing Sento to the professional investment community. As I previously mentioned, everyone at the firm continues to be enthusiastic about securing new sponsorship as the Company makes the anticipated progress into 2003 and beyond.

Sincerely,

/s/  A. MAX RAMRAS
A. Max Ramras
President and CEO

Acknowledged by:

/s/  ILLEGIBLE
Sento Corporation
Dated: 08/06/02

Financial Relations / Capital Markets Consultants

[RCG LOGO]	5635 E. Thomas Road Phoenix, AZ 85018 (480) 675-0400 (480) 675-0480 mramras@rcgonline.com

November 19, 2001

Mr. Gary Filler
Chairman
Sento Corporation
808 East Utah Valley Drive
American Fork, UT 84003

        In line with our November 16, 2001 discussion and verbal agreement, the original Engagement Agreement between Sento Corporation ("SNTO") and RCG Capital Markets Group, Inc., ("RCG") dated May 16, 2001 (the "Agreement") shall be amended to reflect the following changes:

        Referencing paragraph (c) of the Financial Relations Compensation Attachment, the second 30,000 share grant shall be April 1, 2002 instead of on the day following the initial Six month period. All other option elements shall remain as per the terms and conditions of the original attachment.

  (a)
  Equity Compensation. RCG requests an irrevocable non-forfeitable, non-cancelable warrant/option (the "Warrants/Options") to acquire 60,000 shares of Sento common stock of which 33.33% will vest immediately, 33.33% will vest at the one year anniversary of the commencement date and the remaining 33.33% will vest at the two year anniversary of the commencement date. The Options will be granted at two different periods of time. The first grant to acquire 30,000 shares shall be upon the execution date of this agreement and the second 30,000 shall be on April 1, 2002. Additionally the options issued will provide RCG the right, until December 1, 2004 to purchase common shares of the Company at the closing stock price of as June 1, 2001. The Company agrees to issue an options/warrants document, to be drafted by RCG, which conforms to and delineates the terms and conditions contained herein, within sixty (60) days of this Agreement's execution date."

        Referencing paragraph 9. (a) of the Agreement, the "initial Six months" shall be changed to the "initial Ten months" such that the initial term will end on April 1, 2002 instead of December 1, 2001. All other paragraphs of the Agreement shall remain as per the terms and conditions of the original Agreement.

  9.
  Either party hereto may terminate this engagement as follows:

    (a) WITHOUT CAUSE: Either party hereto may terminate this agreement at the conclusion of the initial Ten months from the execution date of the agreement by providing the other party a 30-day notification prior to the initial Ten months of "Intent to Terminate Agreement". Notwithstanding the above, the Company may also terminate this Agreement at any time after the initial Ten months "without cause", upon providing RCG Thirty (30) days written notice. In the event of such termination by the Company after the initial Ten months, "without cause", RCG shall be entitled to receive severance compensation equal to Three months cash compensation from the notice date of termination, along with reimbursement of any non paid, out-of-pocket expenses up to the effective date of termination. Additionally, RCG will be entitled to receive all unexercised vested, and Fifty (50%) percent of non-vested warrants or stock options granted hereunder. Such payment is due and payable on the effective date of termination.

        All other terms, provisions and conditions of the original Agreement shall remain in effect and shall continue to govern the on-going consulting relationship between RCG and SNTO.

Sincerely,

/s/  MAX RAMRAS

A. Max Ramras
President and CEO

Accepted:

/s/  GARY FILLER

Sento Corporation
Dated:

Financial Relations / Capital Markets Consultants

ENGAGEMENT AGREEMENT

May 16, 2001

Mr. Gary Filler
Chairman
Sento Corporation
808 East Utah Valley Drive
American Fork, UT 84003

1.
This letter agreement will confirm the understanding between Sento Corporation and/or its affiliates and successors (the "Company", "Sento" or "SNTO") and RCG Capital Markets Group, Inc. and/or its affiliates and successors ("RCG") with respect to the matters set forth herein. RCG will provide consulting and other services, as more particularly described herein and the attachment hereto entitled Financial Relations Services Attachment (the "Financial Relations Services"), to the Company and will represent the Company during the engagement as Financial Relations Consultants with respect to the Financial Relations Services, on the terms and conditions set forth herein and in the attachments hereto, all of which are incorporated herein by reference and form a part hereof. The period during which RCG will perform the Financial Relations Services for the Company will commence on June 1, 2001 (the "Commencement Date") and, unless otherwise terminated as provided in this paragraph or in paragraph nine of this letter agreement, will terminate on the date which is Twelve months following the commencement date (the "Termination Date"). The period beginning on the Commencement Date and ending on the Termination Date is hereafter referred to as the "Engagement Term". As more particularly described in paragraph 9 below, either party may terminate this agreement at any time after the initial Six month anniversary of the Commencement Date upon thirty (30) days prior written notice to the other party.

2.
During the Engagement Term, the Company agrees to furnish or cause to be furnished to RCG all information concerning the Company as RCG reasonably requests and deems appropriate for purposes of providing the Financial Relations Services. The Company represents that all information, with respect to the Company, provided to RCG will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Sento understands, that in rendering the Financial Relations Services required hereunder, RCG will be using and relying on publicly available information and the information furnished to RCG by Sento without independent verification thereof. RCG fully understands and accepts its insider responsibility with regard to all non-public information provided by the Company. RCG agrees to abide by the Company's policy and insider guidelines upon written receipt of such. RCG will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties at any time unless required by applicable law. In such event that disclosure has been or is required to be made by RCG, RCG will use its best efforts to cooperate as reasonably requested by the Company in minimizing any potential loss or injury to the Company as a consequence of any such necessary disclosure. In addition, RCG will use its reasonable best efforts to comply with all applicable state and Federal securities laws in the performance of this agreement.

3.
During the Engagement Term, RCG and its employees, consultants and contractors will be generally available to Sento Corporation, in connection with its rendering of the Financial Relations Services. Specifically, RCG (a) will outline, develop and implement a financial relations program to assist the Company in creating and/or enhancing a positive and more visible public image, (b) may contact existing and future shareholders, broker/dealers, potential investors, registered representatives, institutions, mutual fund managers, investment banking sources, securities analysts, independent portfolio managers, and other professional investment community contacts including certain financial media sources for the purpose of enhancing the Company's public image and perceived value, (c) will assist the Company in the creation, production and distribution of certain financial markets and investor/shareholder corporate image materials, including corporate profiles, due diligence materials and investor packages, as well as all financial press releases and (d) otherwise perform the services described in the Financial Relations Services Attachment.

4.
During the Engagement Term, the Company will afford RCG the opportunity and reasonable time period to review and/or comment on any disclosure, prior to its release, which the Company plans to make to any of the sources described in paragraph (3) and which relates to the Financial Relations Services to be provided hereunder. In addition, RCG will be responsible for assisting the Company in writing and/or editing, producing, coordinating and disseminating all financial industry press releases. RCG agrees that it will not release or distribute any press release without the Company's prior consent.

5.
In consideration of RCG's services hereunder, the Company agrees to pay RCG, promptly when due, the Compensation as described by and in strict accordance with the attachment hereto entitled Financial Relations Compensation Attachment. Should RCG and the Company determine to extend the Engagement Term or change the scope of the engagement, then a mutually acceptable amendment or supplement to that attachment shall be promptly executed by RCG and Company. Absent any such amendment, all terms and conditions of this letter agreement shall be binding to the parties.

6.
RCG shall be entitled to such additional fees as may be mutually agreed upon by separate agreement between the parties hereto, for additional consulting services not anticipated in this agreement rendered during the engagement term.

7.
As more particularly set forth in the Financial Relations Compensation Attachment, the Company agrees to pay all of RCG's direct and certain indirect out-of-pocket expenses reasonably incurred, in connection with this engagement. As set forth in the Financial Relations Compensation Attachment, an expense retainer shall be utilized for this purpose.

8.
The Company and RCG agree to indemnify each other (the indemnifying party hereafter being referred to as the "Indemnitor", and the party entitled to indemnification hereafter being referred to as the "Indemnitee") as follows: Indemnitor agrees to defend, indemnify and hold harmless Indemnitee, and its officers, directors, and employees against any and all losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs, reasonable attorneys' fees, and expenses incurred in investigating, preparing or defending any such action or claim, directly or indirectly caused by, related to, or asserted by a third party, based upon or arising out of (a) the Indemnitor's breach of or the incorrectness of any of its representations, warranties, or covenants contained in this agreement; and/or (b) any Services rendered by RCG as defined in or contemplated by this agreement, as it may be amended from time to time (the "Agreement"). Notwithstanding the foregoing, the Indemnitor shall have no obligation to indemnify or hold the Indemnitee harmless with regard to Indemnitee's gross negligence, willful misconduct, or the material breach of or the incorrectness of any representation, warranty or covenant of Indemnitee contained in this Agreement.

9.
Either party hereto may terminate this engagement as follows:

(a)
WITHOUT CAUSE: Either party hereto may terminate this agreement at the conclusion of the initial Six months from the execution date of the agreement by providing the other party a 30-day notification prior to the initial Six months of "Intent to Terminate Agreement". Not withstanding the above, the Company may also terminate this Agreement at any time after the initial Six months "without cause", upon providing RCG Thirty (30) days written notice. In the event of such termination by the Company after the initial Six months, "without cause", RCG shall be entitled to receive severance compensation equal to Three months cash compensation from the notice date of termination, along with reimbursement of any non paid, out-of-pocket expenses up to the effective date of termination. Additionally, RCG will be entitled to receive all unexercised vested, and Fifty (50%) percent of non-vested warrants or stock options granted hereunder. Such payment is due and payable on the effective date of termination.

  (b)
  WITH CAUSE: In addition, the Company may terminate this Agreement at any time upon written notice to RCG:

  (i)
  If RCG fails to cure any material breach of any provision of this Agreement within Sixty (60) days from written notice from the Company (unless such breach cannot be reasonably cured within the Sixty (60) days and RCG is actively pursuing to cure said breach).

  (ii)
  For RCG's substantial negligence, willful misconduct, fraud, misappropriation, embezzlement, or other dishonesty;

  (iii)
  Upon a judicial ruling of RCG's failure to have materially complied with applicable law or regulation relating to the Services it will perform;

  (iv)
  Upon the filing by or against RCG of a petition to have RCG adjudged as bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 90 days.

  (v)
  In the event that RCG becomes subject to a review or investigation by the Securities Exchange Commission (SEC).

    Upon termination under subparagraph (b) of this paragraph 9, the Company shall have no liability to RCG for Compensation accruing after such termination, and RCG shall have no further entitlement thereto. Upon such termination, RCG shall be entitled to receive and retain only accrued Compensation and vested Options to the date of such termination, to the extent it is unpaid, together with expenses not yet reimbursed.

  (c)
  RCG may terminate this agreement at any time upon written notice to the Company.

  (i)
  If the Company fails to cure any material breach of any provision of this Agreement with Sixty (60) days from written notice from the Company (unless such breach cannot be reasonable cured within the Sixty (60) days and the Company is actively pursuing to cure said breach);

  (ii)
  For the Company's substantial negligence, willful misconduct, fraud or misrepresentation;

    Such termination under 9(c)(i or ii) shall be deemed to be a termination by the Company "without cause" as provided in paragraph 9(a) above.

    (iii)
    Upon a judicial ruling of Company's failure to have materially complied with any applicable law or regulation relating to the Services being provided;

    (iv)
    Upon the filing by or against the Company of a petition to have the Company adjudged as bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 90 days.

  (d)
  RENEWAL. The Company agrees to notify RCG Thirty (30) days prior to the end of the Twelve month period of its intent to not renew. Should the Company fail to notify RCG, the contract will revert to a month-to-month agreement until specifically renewed in writing or terminated with the Thirty (30) day notice. Such renewal or month-to-month engagement shall be on the same terms and conditions contained herein, unless modified and agreed in writing by both parties.

10.
RCG hereby fully discloses that certain associates, affiliates, officers and employees of RCG are:

(a)
Licensed as Registered Securities Principals issued by the National Association of Securities Dealers ("NASD"); and/or

(b)
Licensed as Registered Representatives issued by the NASD.

  All NASD registrations are carried by SWS Financial Services, Inc., which is a non-RCG affiliated NASD-registered broker/dealer.

  RCG further discloses and the Company specifically acknowledges that RCG is NOT a broker/dealer registered with the NASD or any other regulatory agency. Furthermore, in the performance of Services under the terms and conditions of this agreement, such services shall not be considered to be acting in any broker/dealer or underwriting capacity and therefore RCG is not receiving any compensation from the Company as such.

11.
The Company understands and acknowledges that RCG provides other and similar consulting services to companies, which may or may not conduct business and activities similar to those of the Company. RCG is not required to devote its full time and attention to the performance of its duties detailed in this agreement, and may devote only so much of its time and attention as it deems reasonable or necessary.

12.
As the services are being provided by an Arizona domiciled corporation, the validity and interpretation of this letter agreement shall be governed by the laws of the State of Arizona applicable to agreements made and to be fully performed therein.

13.
In the event of any controversy or dispute arising out of, or relating to this Agreement or breach thereof, RCG and SNTO agree to settle such controversy by arbitration pursuant to Arizona Revised Statutes, 12-1501 et seq. and in accordance with the rules, of the American Arbitration Association governing commercial transactions then existing, to the extent that such Rules are not inconsistent with said Statutes and this Agreement. Judgment upon the award rendered under arbitration may be entered in any court having jurisdiction. The cost of the arbitration procedure shall be borne by the losing party, or, if the decision is not clearly in favor of one party or the other, the costs shall be borne as determined by the arbitrator. The parties agree that the arbitration procedure provided herein shall be the sole and exclusive remedy to resolve any controversy or dispute arising hereunder, and that the proper venue for such arbitration proceeding shall be Utah County, Utah.

14.
For the convenience of the parties, any number of counterparts of this letter agreement may be executed by the parties hereto. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same letter agreement.

15.
Miscellaneous:

(a)
Modification: This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both parties.

(b)
Notices: Any notices hereunder shall be sent to the Company and RCG at their respective addresses set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when received by the non-sending party. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

  (c)
  Legal Issues Disclosure:

  (i)
  As of the execution date of this agreement, RCG and/or any of it's related affiliates has no current or pending legal proceedings outstanding.

  (ii)
  On February 25, 1999 the Securities and Exchange Commission instituted an administrative proceeding against RCG Capital Markets Group, Inc. alleging a violation of Section 17(b) of the Securities Act of 1933. On June 11, 1999 the Securities and Exchange Commission and RCG agreed to settlement of such proceeding whereby RCG neither admitted nor denied any wrongdoing.

  (d)
  Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

  (e)
  Relationship of the Parties: Nothing in this Agreement shall create any partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither has the authority to bind the other in any way.

  (f)
  Entire agreement: This Agreement contains the entire agreement between the parties and may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties.

        If the foregoing correctly sets forth our agreement, please sign the enclosed copy of the letter in the space provided and return it to us, whereupon all parties will be bound to the terms of this engagement.

        Confirmed and agreed to May 16, 2001

RCG Capital Markets Group, Inc.	Sento Corporation

By:	By:	/s/ GARY FILLER
Title:	Title:	Chairman CFO

FINANCIAL RELATIONS
SERVICES ATTACHMENT

        As of June 1, 2001 and by the of execution of this agreement, RCG Capital Markets Group, Inc. and/or affiliates, (collectively "RCG") will serve as Financial Relations Counsel for Sento Corporation ("SNTO", "Sento" or "Company"). Consistent with the Sento Corporation Financial Relations Campaign Discussion Outline, RCG anticipates the following services will be attempted and/or implemented within the scope of this engagement:

  •
  Outline and implement a well-coordinated "Financial Relations" campaign.

  •
  Work closely with Sento management team to create a revised "positioning" story of Sento Corp.

  •
  Initiate proactive telephone introductions of Sento to retail-oriented, national investment community contacts. RCG will allocate and utilize its proprietary securities industry, databases, fax-line and electronic mail communications programs.

  •
  Provide strategic consulting services regarding all aspects of corporate information disclosure and communications specifically directed and oriented toward the professional investment community.

  •
  Create, produce, enhance existing and distribute professional-quality, due diligence and marketing materials, which specifically include, but are not limited to a "Corporate Profile" document and the Company's "Investor Package."

  •
  RCG will assist in the origination and release of financial industry data and financial media information on behalf of SNTO. RCG will also assist in the editing (or writing) all press releases and coordinating information disseminated to all media sources relating to the securities industry and capital markets.

  •
  RCG will handle all inbound routine investment community inquiries. Provide information fulfillment and follow-up to and from members of the national professional investment community.

  •
  When appropriate, create and periodically update a PowerPoint multimedia presentation for road show and other presentation opportunities.

  •
  When appropriate, plan, arrange and coordinate specific road-show presentations to strategically targeted primary metropolitan financial markets. Assist investment banker in developing road shows to key financial markets.

  •
  When appropriate produce a 5-10 minute business card CD-ROM on Sento for road shows, conferences and other marketing situations.

  •
  RCG will coordinate, monitor and follow-up on all conference calls between the Company and RCG's targeted segment of the investment community, in conjunction with material press releases, through a teleconferencing service. (RCG will be responsible for faxing and/or e-mailing the invitation and will follow up with calls to the recipients in an effort to expand the conference call participation).

  •
  At Sento's request, RCG will assist the Company in media relations activities;

  •
  Update all due diligence and marketing materials, specifically including detailed "Peer Group Summary Reports." RCG anticipates updating Company information on a regular basis as required when there are material changes or events that should be disseminated to the investment community.

  •
  Implement a SNTO Internet Site on RCG's Internet Home Page, RCG Online. RCG Online will also create an Internet link to the Company's home page. The purpose of these inclusions will be to provide the investment community 24-hour access site to obtain up-to-date information about the Company.

RCG intends to perform the services and accomplish the specified goals within the scope of this engagement. However, due to the nature and type of services being performed, RCG cannot guarantee, nor can it be assumed that certain specific results will be realized with reference to increased marekt valuation of SNTO securities.

FINANCIAL RELATIONS
COMPENSATION ATTACHMENT

In consideration of the Financial Relations Services to be rendered pursuant hereto Sento Corporation agrees to promptly pay RCG the following compensation (the "Compensation"):

  (a)
  Cash Compensation: During the term of this Agreement, the Company shall pay RCG a monthly fee of $6,500 payable monthly in advance of services rendered and beginning upon the commencement date of this Agreement (the "Retainer Fees").

  (b)
  Expense reimbursement. In addition, RCG shall be reimbursed for all direct and certain indirect prorated out-of-pocket incurred in connection with the performance of the Financial Relations Services pursuant hereto. RCG will provide the Company with a detailed breakdown of all reimbursable expenses incurred in the previous month by approximately the Twentieth (20th) day of the following month of service. Sento agrees to reimburse RCG within 20 days of the date of the detailed invoice each month. If Sento is delinquent in timely reimbursement of expenses as defined above, RCG will have the right to assess an effective 1.5% monthly interest rate penalty for all delinquent amounts for each day said delinquent amounts are outstanding.

    RCG will obtain prior approval from the Company for any single miscellaneous expense item in excess of $1,000. RCG acknowledges and understands that the Company will have specific amounts budgeted for these expenditures and will use it's reasonable best efforts to ensure those budget amounts are not exceeded.

  (c)
  Equity Compensation. RCG requests an irrevocable non-forfeitable, non-cancelable warrant/option (the "Warrants/Options") to acquire 60,000 shares of Sento common stock of which 33.33% will vest immediately, 33.33% will vest at the one year anniversary of the commencement date and the remaining 33.33% will vest at the two year anniversary of the commencement date. The Options will be granted at two different periods of time. The first grant to acquire 30,000 shares shall be upon the execution date of this agreement and the second 30,000 shall be on the day following the initial Six month period. Additionally the options issued will possess a Three-year expiration term and will provide RCG the right, until June 1, 2004 to purchase common shares of the Company at the closing stock price of as June 1, 2001. The Company agrees to issue an options/warrants document, to be drafted by RCG, which conforms to and delineates the terms and conditions contained herein, within sixty (60) days of this Agreement's execution date."

The shares underlying the non-forfeitable, non-cancelable warrant/option issued will be eligible for sale by either; (1) utilizing rule 144 or similar registration exemption if immediately available upon exercise or if not immediately available; (2) by registration via demand registration rights utilizing form S-3 registration statement or by non-proratable piggy-back registration rights should the Company file an applicable registration. RCG agrees to pay 50% up to $5,000 in direct costs associated with S-3 registration. Such payment by RCG is due upon the effective date of the registration statement. In the event that RCG provides a written request to exercise a minimum of 15, 000 shares or all of its option position the Company hereby agrees to immediately effectuate such exercise and to file such registration statement within 60 days of the request. The Company will provide no more than two (2) such registration statements.

In the event that SNTO is merged into or a controlling interest is acquired by any entity RCG will be immediately be granted and vested in all remaining options, including those, which to that point have not yet been granted or vested.

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  Exhibit 10.10